                                                                   EXHIBIT 99.j3

               AMERICAN CENTURY ASSET ALLOCATION PORTFOLIOS, INC.
                                  ("THE FUND")

     I,  Ward  D.  Stauffer,   Assistant   Secretary  of  the   above-referenced
corporation,  do hereby  certify  that the  following  is a true copy of certain resolutions  adopted by unanimous  written  consent of the Board of Directors of the above-referenced corporation on June 8, 2004, and that such resolutions have not been rescinded or modified and are not inconsistent  with the Certificate of
Incorporation, Declaration of Trust or Bylaws of the corporation.

     WHEREAS,   pursuant  to  a   duly-executed   Power  of  Attorney,   certain
     directors/officers  of the  Corporation  have  appointed  David C.  Tucker,
     Charles A.  Etherington,  David H. Reinmiller,  Charles C.S. Park, Janet A.
     Nash,  Brian L. Brogan and Otis H. Cowan,  each of them  singularly,  their true and lawful  attorneys-in-fact,  with full power of  substitution,  and with  full  power to each,  for the  purpose  of  signing  on their  behalf registration  statements  and other  documents of the  Corporation  for the purpose of complying  with all laws  relating to the sale of  securities of the  Corporation  and to do all such  things in their  names and  behalf in connection therewith.

     RESOLVED,  that the Board hereby authorizes such  attorneys-in-fact to sign such documents in their names and behalf,  including registration statements and amendments thereto, pursuant to such Power of Attorney executed by the Board.

     IN WITNESS WHEREOF, I have hereunto set my hand this 9th day of June, 2004.

                                        /s/ Ward D. Stauffer
                                        -------------------------------------
                                        Ward D. Stauffer
                                        Assistant Secretary